Baltic International USA, Inc.
           6002 Rogerdale Road, Suite 500, Houston, Texas  77072


                               NEWS RELEASE

Contact:
     Baltic International USA, Inc.
     David A. Grossman, Chief Executive Officer
       and Chief Financial Officer
     Telephone:  (713) 961-9299
     Facsimile:  (713) 482-0099
     Email:  dgrossman@baltic-intl.com


FOR IMMEDIATE RELEASE

                  Baltic Announces Spin-Off of Subsidiary to
                            Form New Public Company


HOUSTON, Texas, October 1, 2010 -- Baltic International USA, Inc. (Pink
Sheets: BISA) announced today that its board of directors has declared a spin-off of its subsidiary, Quality Resource Technologies, Inc. (formerly B-L Merger Sub, Inc.) ("QRT") to Baltic's shareholders of record on October 4, 2010 (the "Record Date"). Baltic shareholders will be issued one share of QRT common stock for each 20 shares of Baltic common stock owned on the Record Date, four shares of QRT common stock for each share of Baltic Series A preferred stock owned on the Record Date, and 10,000 shares of QRT common stock for each share of Baltic Series B preferred stock owned on the Record Date.. The QRT shares distributed to Baltic shareholders will represent approximately 79% of all shares outstanding of QRT immediately after the distribution.

Quality Resource Technologies is currently preparing a registration statement on Form 10 in order to register and permit the resale of the QRT shares being distributed to Baltic's shareholders. The Company's transfer agent, Pacific Stock Transfer Co., of Las Vegas, Nevada, has informed the Company that it expects that the QRT shares will be distributed to Baltic's shareholders in October 2010. Once the registration statement is declared effective by the Securities and Exchange Commission, Baltic's shareholders will have registered, free-trading shares. QRT will then be a separate publicly-traded company.

David Grossman, Baltic's CEO and CFO, stated, "Following the spin-off of QRT, we will complete a merger between QRT and TRQ, Inc. (formerly Quality Resource Technologies, Inc.). The shareholders of TRQ will own 90% of the combined company. We are pleased to be able to provide another opportunity to provide some value to the Baltic shareholders through this spin-off and merger."

Jim Solano, TRQ's President, will become CEO of QRT. Mr. Solano stated, "The vision of Quality Resource Technologies is to develop, manufacture and sell innovative light-weight fiber reinforced shipping container and storage units. Quality Resource Technologies is formed around the concept that the container industry has not changed with the times in its use of heavy steel containers. With rising energy costs putting major strains on margins, not to mention the instability of the steel and commodities markets, new answers are needed inside this often overlooked industry. We feel we project a different view on an old industry and see the need to streamline and lighten the weight of shipping containers with a proprietary container system that will hold more goods per ton as well as improve the function and protection characteristics of steel containers."


About Baltic International USA, Inc.

Baltic International USA, Inc. (www.baltic-intl.com) is a Texas corporation that has provided capital, management, and technical services to start-up and established private companies. In most instances, we are directly involved in management and in all instances assist in allocation of capital either directly from us or through the investment of third parties.


This document may contain forward-looking information. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate.